EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

by and among

EXTREME MOBILE COATINGS, INC.,

KEYSTONE CAPITAL RESOURCES, LLC,

XIOM CORP.,

BLUEGRASS MOBILE POWER COATINGS, LLC,

FALCON MEDIA SERVICES, LTD.,

MICHAEL S. KROME, and

JAMES LYONS

SEPTEMBER 16, 2008

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	3.12 Tax Returns and Audits	10
	3.13 Litigation	10
	3.14 Interested Party Transactions	10
	3.15 Questionable Payments	10
	3.16 Obligations to or by Shareholders	11
	3.17 Schedule of Assets and Contracts	11
	3.18 Employees	11
	3.19 Disclosure	11

4.	Conduct of Businesses Pending the Share Exchange	12
	4.1 Conduct of Business by Extreme Pending the Share Exchange	12
	4.2 Conduct of Business by Falcon Pending the Share Exchange	12

5.	Additional Agreements	13
	5.1 Access and Information	13
	5.2 Additional Agreements	14
	5.3 Publicity	14
	5.4 Appointment of Directors	14
	5.5 Falcon Name Change	14

6.	Conditions of Parties’ Obligations	15
	6.1 Falcon Obligations	15
	6.2 Obligations of Extreme	16

7.	Non-Survival of Representations and Warranties	17

8.	Amendment of Agreement	17

9.	Definitions	17

10.	Termination Prior to Closing.	20
	10.1 Termination of Agreement	20
	10.2 Termination of Obligations	21

11.	Miscellaneous	21
	11.1 Notices	21
	11.2 Entire Agreement	22
	11.3 Expenses	22
	11.4 Time	22
	11.5 Severability	22
	11.6 Successors and Assigns	23
	11.7 No Third Parties Benefited	23
	11.8 Counterparts	23
	11.9 Recitals, Schedules and Exhibits	23
	11.10 Section Headings and Gender	23
	11.11 Governing Law	23

ii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into on September 16, 2008, by and among EXTREME MOBILE COATINGS, INC., a Delaware corporation (“Extreme”), KEYSTONE CAPITAL RESOURCES, LLC, XIOM CORP., BLUEGRASS MOBILE POWER COATINGS, LLC. MICHAEL S. KROME AND JAMES LYONS (collectively with Keystone Capital Resources, LLC, Xiom Corp. AND MICHAEL S. KROME, the “Extreme Stockholders”), and FALCON MEDIA SERVICES, LTD., a United Kingdom private limited company (“Falcon”).

WITNESSETH :

WHEREAS, the Board of Directors of Extreme and Falcon, respectively, have determined that it is fair to and in the best interests of their respective corporations and stockholders for the Extreme Stockholders to transfer all of their shares of common stock of Extreme, $.001 par value per share (“Extreme Common Stock”), to Falcon in exchange for ordinary shares of Falcon (“Falcon Ordinary Shares”) upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The Share Exchange.

1.1 Manner and Basis of Share Exchange. Falcon and each of the Extreme Stockholders hereby agrees that at the Closing (as defined in Section 1.2 below):

(i) each Extreme Stockholder shall transfer to Falcon certificates representing all of the shares of Extreme Common Stock held by each such Extreme Stockholder immediately prior to the Closing, accompanied by stock powers or other instruments of transfer, so that immediately following the Closing, Falcon shall be the holder of all of the issued and outstanding shares of Extreme Common Stock; and

(ii) Falcon shall issue to each Extreme Stockholder one (1) Falcon Ordinary Share in exchange for each share of Extreme Common Stock received by Falcon from each such Extreme Stockholder.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Michael S. Krome, Esq. located at 8 Teak Court, Lake Grove, New York, 11755 within five (5) business days after the date when each of the conditions set forth in Section 6 shall have been fulfilled (or waived by the party entitled to waive such condition) or such other time or date or such other location as the parties may mutually agree (the “Closing Date”), but no later than September 30, 2008 unless the date of closing is extended by written agreement between the parties.

1.3 Falcon Ordinary Shares. Falcon agrees that it will cause the Falcon Ordinary Shares for which the Extreme Common Stock shall be exchanged at the Closing pursuant to Section 1.1(a)(ii) to be available for issuance. Falcon further covenants that immediately prior to the Closing there will be no more than 4,409,600 Falcon Ordinary Shares issued and outstanding and that no other ordinary shares or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into ordinary shares shall be issued or outstanding, except as described herein.T

2. Representations and Warranties of Extreme and the Extreme Stockholders. Each of the Extreme Stockholders and Extreme (the “Extreme Parties”) hereby represents and warrants to Falcon as follows:

2.1 Organization, Standing, Subsidiaries, Etc.

(a) Extreme is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof. Copies of the Certificate of Incorporation and By-laws of Extreme that have been delivered to Falcon prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b) Extreme has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business, except as set forth on Schedule 2.1.

2.2 Qualification. Extreme is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of Extreme taken as a whole (the “Condition of Extreme”).

2.3 Capitalization. The authorized capital stock of Extreme consists of 20,000,000 shares of Extreme Common Stock, and Extreme has no authority to issue any other capital stock. There are 13,505,085 shares of Extreme Common Stock issued and outstanding, and such issued shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. Extreme has no outstanding options, rights or commitments to issue Extreme Common Stock or other Equity Securities of Extreme, and there are no outstanding securities convertible or exercisable into or exchangeable for Extreme Common Stock or other Equity Securities of Extreme.

2.4 Extreme Stockholders. Schedule 2.4 hereto contains a true and complete list of the record owners of all of the outstanding shares of Extreme Common Stock together with the number of shares held. There is no voting trust, agreement or arrangement among any of the beneficial holders of Extreme Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Extreme Common Stock. On the Closing Date, each Extreme Stockholder will own its respective shares of Extreme Common Stock free and clear of any lien, charge, claim encumbrance, security interest mortgage, pledge, assessment or other adverse interest of any kind or nature whatsoever.

2.5 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of Extreme, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement and the consummation of the Share Exchange have been validly and appropriately taken.

2.6 Compliance with Laws and Instruments. The business, products and operations of Extreme have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of Extreme. The execution, delivery and performance by Extreme and the Extreme Stockholders of this Agreement and the consummation by Extreme and the Extreme Stockholders of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause Extreme or any Extreme Stockholder to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of Extreme, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which Extreme or any Extreme Stockholder is a party or by which Extreme or any Extreme Stockholder or any of their respective properties are bound or affected, except as would not have a material adverse effect on the Condition of Extreme and (d) will not result in the creation or imposition of any Lien upon any property or asset of Extreme. Extreme is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of Extreme, or any other material agreement or instrument to which Extreme is a party or by which Extreme or any of its properties is bound or affected.

2.7 Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of Extreme and each of the Extreme Stockholders and is enforceable against Extreme and each of the Extreme Stockholders in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.8 Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against Extreme or any Extreme Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

2.9 Financial Statements. Extreme has delivered to Falcon Extreme’s audited statement of operations for the year ended December 31, 2007 and balance sheet (the “Audited Balance Sheet”) as of December 31, 2007 and its unaudited statement of operations for the six months ended June 30, 2008 and balance sheet as of June 30, 2008 (the “Balance Sheet Date”). Such financial statements (the “Extreme Financial Statements”) (i) are in accordance with the books and records of Extreme, (ii) present fairly in all material respects the financial condition of Extreme at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified, and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.10 Absence of Undisclosed Liabilities. Extreme has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.10 and/or Schedule 2.11 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the Notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of Extreme, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.11 Changes. Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, Extreme has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Share Exchange and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of Extreme, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered or experienced any change in, or condition affecting, the Condition of Extreme other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (k) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (l) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (m) suffered any material loss not reflected in the Balance Sheet or its statement of income for the year ended on the Balance Sheet Date, or (n) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.12 Employees. Extreme has complied in all material respects with all laws relating to the employment of labor, and Extreme has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of employment compensation, Extreme is not under any obligation or liability to any officer, director or employee of Extreme.

2.13 Tax Returns and Audits. All required federal, state and local Tax Returns of Extreme have been accurately prepared and duly and timely filed or extensions with respect thereto have been granted, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. Extreme is not and has not been delinquent in the payment of any Tax.

2.14 Patents and Other Intangible Assets. Except as set forth in Schedule 2.14, Extreme (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

2.15 Employee Benefit Plans; ERISA. Extreme has no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of any type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Extreme, whether written or unwritten and whether or not funded.

2.16 Title to Property and Encumbrances. Extreme has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by Extreme in its business. Without limiting the generality of the foregoing, except as indicated in the notes to the Extreme Financial Statements, Extreme has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.17 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by Extreme are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Extreme’s business.

2.18 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of Extreme, threatened against or affecting Extreme or its properties, assets or business, and after reasonable investigation, Extreme is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Extreme is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.19 Licenses. Extreme possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights (collectively “Permits”) necessary for Extreme to engage in the business currently conducted by it, all of which are in full force and effect, except for such Permits the absence of which would not have a material adverse effect on the Condition of Extreme.

2.20 Interested Party Transactions. Except as disclosed in Schedule 2.20 hereto, no officer, director or stockholder of Extreme or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Extreme has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Extreme or (ii) purchases from or sells or furnishes to Extreme any goods or services, or (b) a beneficial interest in any contract or agreement to which Extreme is a party or by which it may be bound or affected.

2.21 Environmental Matters.

(a) To the knowledge of Extreme, Extreme has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b) To the knowledge of Extreme, the historical and present operations of the business of Extreme are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of Extreme.

(c) There are no material pending or, to the knowledge of Extreme, threatened, demands, claims, information requests or notices of noncompliance or violation against or to Extreme relating to any Environmental Law; and, to the knowledge of Extreme, there are no conditions or occurrences on any of the real property used by Extreme in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Extreme, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of Extreme.

2.22 Questionable Payments. Neither Extreme nor any director, officer or, to the best knowledge of Extreme, agent, employee or other Person associated with or acting on behalf of Extreme, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.23 Obligations to or by Shareholders. Except as disclosed in Schedule 2.23, other than for accrued salary of employees of Extreme who are Affiliates of Extreme Stockholders, Extreme has no liability or obligation or commitment to any Extreme Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Extreme Stockholder, nor does any Extreme Stockholder or any such Affiliate or associate have any liability, obligation or commitment to Extreme.

2.24 Obligations to or by Shareholders.

(a) The Falcon Ordinary Shares are being acquired for investment and not with a view to the resale or distribution. The Falcon Ordinary Shares are being acquired by each of the Extreme Stockholders for its own account.

(b) Each of the Extreme Stockholders is an “accredited investor “ as that term is defined in Rule 501 promulgated under the Securities Act.

(c) Each of the Extreme Stockholders has adequate net worth to bear the risks of the investment contemplated by this Agreement and adequate means of providing for its current needs and foreseeable contingencies.

(d) Each of the Extreme Stockholders understands that the Falcon Ordinary Shares have not been registered under the Securities Act in reliance on an exemption for private offerings. The Extreme Stockholders may have to continue to bear the economic risk of its investment in the Falcon Ordinary Shares for an indefinite period.

3. Representations and Warranties of Falcon. Falcon represents and warrants to Extreme and to each of the Extreme Stockholders as follows:

3.1 Organization and Standing. Falcon is a private limited company duly organized and existing in good standing under the laws of the United Kingdom. Falcon has heretofore delivered to Extreme complete and correct copies of Falcon’s Certificate of Incorporation and By-laws as now in effect. Falcon has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Falcon has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

3.2 Corporate Authority. Falcon has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement have been duly and validly taken or will have been so taken prior to the Closing. The Agreement constitutes a legal, valid and binding obligation of Falcon, enforceable against Falcon in accordance its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 Broker’s and Finder’s Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of Falcon to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby or thereby.

3.4 Capitalization of Falcon. The authorized capital stock of Falcon consists of 500,000,000 ordinary shares, of which not more than 4,409,600 shares will be, prior to the Closing, issued and outstanding. Falcon has no outstanding options, rights or commitments to issue Falcon Ordinary Shares or any other Equity Security of Falcon, and there are no outstanding securities convertible or exercisable into or exchangeable for Falcon Ordinary Shares or any other Equity Security of Falcon. There is no voting trust, agreement or arrangement among any of the beneficial holders of Falcon Ordinary Shares affecting the nomination or election of directors or the exercise of the voting rights of Falcon Ordinary Shares. All outstanding shares of the capital stock of Falcon are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5 Validity of Shares. The Falcon Ordinary Shares to be issued at the Closing pursuant to Section 1.1(ii) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Extreme Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Falcon Ordinary Shares upon the Share Exchange pursuant to Section 1.1(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.6 SEC Reports. Since January 2, 2008, Falcon has filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Falcon SEC Documents"). The Falcon SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the Commission thereunder. The financial statements of Falcon (the "Falcon Financial Statements") included in the Falcon SEC Documents comply as to form in all material respects with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted under Regulation S-X and/or Item 310 of Regulation S-K promulgated by the Commission) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of Falcon as at the dates thereof and the results of its operations and cash flows for the periods indicated.

3.7 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Falcon required in connection with the consummation of the Share Exchange shall have been obtained prior to, and be effective as of, the Closing.

3.8 Compliance with Laws and Other Instruments. The execution, delivery and performance by Falcon of this Agreement and the consummation by Falcon of the transactions contemplated herein will not cause Falcon to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of its certificate of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Falcon is a party or by which Falcon or any of its properties is bound.

3.9 Binding Obligations. This Agreement constitutes the legal, valid and binding obligations of Falcon, and is enforceable against Falcon in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.10 Absence of Undisclosed Liabilities. Falcon has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) to the extent set forth on or reserved against in the balance sheet of Falcon as of April 30, 2008 (the “Falcon Balance Sheet”) or the Notes to the Falcon Financial Statements, and (b) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since April 30, 2008 (the “Falcon Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Falcon, taken as a whole (the “Condition of Falcon”).

3.11 Changes. Since the Falcon Balance Sheet Date, except as disclosed in the Falcon SEC Documents, Falcon has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Falcon’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Falcon Balance Sheet and current liabilities incurred since the Falcon Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of Falcon, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of Falcon other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of Falcon, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Falcon Balance Sheet or its statement of income for the year ended on the Falcon Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, shareholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.12 Tax Returns and Audits. All required federal, state and local Tax Returns of Falcon required by applicable laws of the United Kingdom, the United States and any provinces or states thereof, have been accurately prepared in all material respects and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of Falcon. Falcon is not and has not been delinquent in the payment of any Tax. Falcon has not had a Tax deficiency assessed against it. None of the Falcon’s income tax returns nor any income or franchise tax returns have been audited by governmental authorities. The reserves for Taxes reflected on the Falcon Balance Sheet are sufficient for the payment of all unpaid Taxes payable by Falcon with respect to the period ended on Falcon Balance Sheet Date. There are no or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings by any United Kingdom or foreign governmental, administrative or regulatory authority relating to Taxes or any Tax Returns of Falcon now pending, and Falcon has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.13 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Falcon, threatened against or affecting Falcon or its properties, assets or business. To the knowledge of Falcon, Falcon is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.14 Interested Party Transactions. No officer, director or shareholder of Falcon or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Falcon has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Falcon through Extreme following the consummation of the Share Exchange or (ii) purchases from or sells or furnishes to Falcon any goods or services, or (b) a beneficial interest in any contract or agreement to which Falcon is a party or by which it may be bound or affected.

3.15 Questionable Payments. Falcon has not used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.16 Obligations to or by Shareholders. Falcon has no liability or obligation or commitment to any shareholder of Falcon or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any shareholder of Falcon, nor does any shareholder of Falcon or any such Affiliate or associate have any liability, obligation or commitment to Falcon.

3.17 Schedule of Assets and Contracts. Except as expressly set forth in this Agreement, the Falcon Balance Sheet or the notes thereto, Falcon is not a party to any written or oral agreement not made in the ordinary course of business that is material to Falcon. Falcon does not own any real property. Falcon is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Falcon or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Falcon to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Falcon is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Falcon is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Falcon, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Falcon or any present or former officer, director or shareholder of Falcon, (k) agreement obligating Falcon to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Falcon in excess of $1,000. Falcon maintains no insurance policies and insurance coverage of any kind with respect to Falcon, its business, premises, properties, assets, employees and agents. Falcon has furnished to Extreme true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.17, as well as any additional agreements or documents, requested by Extreme.

3.18 Employees. Falcon is not under any obligation or liability to any officer, director, employee or Affiliate of Falcon.

3.19 Disclosure. There is no fact relating to Falcon that Falcon has not disclosed to Extreme in writing that materially and adversely affects nor, insofar as Falcon can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Falcon. No representation or warranty by Falcon herein and no information disclosed in the schedules or exhibits hereto by Falcon contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.Conduct of Businesses Pending the Share Exchange.

4.1 Conduct of Business by Extreme Pending the Share Exchange. Prior to the Effective Time, unless Falcon shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i) the business of Extreme shall be conducted only in the ordinary course;

(ii) Extreme shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its Certificate of Incorporation or By-laws; or (C) split, combine or reclassify the outstanding Extreme Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(iii) Extreme shall not (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Extreme Common Stock; (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(iv) Extreme shall use its best efforts to preserve intact the business organization of Extreme, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(v) Extreme will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). Extreme will promptly advise Falcon orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving Extreme or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. Extreme will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing.

4.2 Conduct of Business by Falcon Pending the Share Exchange. Prior to the Effective Time, unless Extreme shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i) the business of Falcon shall be conducted only in the ordinary course; provided, however, that Falcon shall take the steps necessary to have discontinued its existing business without liability to Falcon as of the Closing Date;

(ii) Falcon shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws other than as provided in this Agreement; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(iii) Falcon shall not (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 4.2(i) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(iv) Falcon will not, and will not authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal. Falcon will promptly advise Extreme orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. Falcon will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(v) Falcon will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees.

5.Additional Agreements.

5.1 Access and Information. Extreme and Falcon shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

5.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Share Exchange (and, in such case, to proceed with the Share Exchange as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Falcon and Extreme agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Falcon and Extreme shall take all such necessary action.

5.3 Publicity. No party shall issue any press release or public announcement pertaining to the Share Exchange that has not been agreed upon in advance by Falcon and Extreme.

5.4 Appointment of Directors. On the Closing Date, Falcon shall obtain the resignations of the current officers and directors of Falcon as provided by Section 6.2(f)(4) hereof, and shall cause the persons listed as directors in Exhibit A hereto to be elected to the Board of Directors of Falcon.

5.5  Falcon Name Change. On the Closing Date, Falcon shall take all required legal actions to change its form of organization to a public limited company.

6.Conditions of Parties’ Obligations.

6.1 Falcon Obligations. The obligations of Falcon under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Falcon.

(a) No Errors, etc. The representations and warranties of Extreme and the Extreme Stockholders under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. The Extreme Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of Extreme.

(d) Certificate of Officers. Extreme shall have delivered to Falcon a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Extreme, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.

(e) No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated herein.

(f) Supporting Documents. Falcon shall have received the following:

(1) Copies of resolutions of the Board of Directors of Extreme and the of the Extreme Stockholders, certified by the Secretary of Extreme, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

(2) A certificate of incumbency executed by the Secretary of Extreme certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of Extreme delivered to Falcon at or prior to the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3) Evidence as of a recent date of the good standing and corporate existence of Extreme issued by the Secretary of State of the State of Delaware and evidence that Extreme is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(4) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Falcon may reasonably request.

(g) Proceedings and Documents. All corporate and other proceedings and actions taken by Extreme in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Falcon. Extreme shall furnish to Falcon such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Falcon or its counsel may reasonably request.

6.2 Obligations of Extreme. The obligations of Extreme under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions:

(a) No Errors, etc. The representations and warranties of Falcon under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. Falcon shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Falcon on or before the Closing Date.

(c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default, and since the Falcon Balance Sheet Date, there shall have been no material adverse change in the Condition of Falcon.

(d) Certificate of Officers. Falcon shall have delivered to Extreme a certificate dated the Closing Date, executed on Falcon’s behalf by Falcon’s President or other duly authorized officer, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.

(e) Opinion of Falcon’s Counsel. Extreme shall have received from counsel for Falcon, a favorable opinion dated the Closing Date to the effect set forth in Exhibit B hereto.

(f) Supporting Documents. Extreme shall have received the following:

(1) Copies of resolutions of Falcon’s board of directors, certified by Falcon’s Secretary, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by Falcon pursuant hereto and thereto.

(2) A certificate of incumbency executed by the Secretary of Falcon certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the Certificate of Incorporation and By-laws of Falcon appended thereto have not been amended or modified.

(3) A certificate of Falcon’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, and a true and complete list of the names and addresses of the record owners of all of the outstanding Falcon Ordinary Shares, together with the number of Falcon Ordinary Shares held by each record owner.

(4) The executed resignation of each of the individuals whose names are set forth on Schedule 6.2(f)(4) of their positions as directors or officers of Falcon, as the case may be, which resignations are to take effect as of the Closing Date.

(5) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Extreme may reasonably request.

7.Non-Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Closing Date. This Section 7 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.Amendment of Agreement. This Agreement may be amended or modified at any time in all respects by an instrument in writing executed in the case of this Agreement by the parties hereto.

9.Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Audited Balance Sheet” shall have the meaning assigned in Section 2.10 hereof.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 10 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Condition of Extreme” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of Falcon” shall have the meaning assigned to it in Section 3.10 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of Extreme to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain unremedied for five (5) days.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 2.15 hereof.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“DGCL” means the Delaware General Corporation Law, as amended.

“Extreme” shall mean Extreme Mobile Coatings, Inc., a Delaware corporation.

“Extreme Common Stock” shall mean the common stock of Extreme, $.001 par value per share.

“Extreme Stockholders” shall have the meaning assigned in the introductory paragraph of this Agreement.

“Falcon” shall mean Falcon Media, Ltd., a United Kingdom private limited company.

“Falcon Balance Sheet” shall have the meaning assigned to it in Section 3.10 hereof.

“Falcon Balance Sheet Date” shall have the meaning assigned to it in Section 3.10 hereof.

“Falcon Financial Statements” shall have the meaning assigned to it in Section 3.6 hereof.

“Falcon Ordinary Shares” shall mean ordinary shares of Falcon.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” shall mean any obligation of Extremewhich under generally accepted accounting principles is required to be shown on the balance sheet of Extreme as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of Extremeshall be deemed to be Indebtedness even though such obligation is not assumed by Extreme.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of Extreme, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by Extremeor for which Extremeis otherwise contingently liable.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of Extreme that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by Extreme in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local), the United Kingdom or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

10. Termination Prior to Closing.

10.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Extreme and Falcon;

(b) By Extreme, if Falcon (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Extreme has notified Falcon of its intent to terminate this Agreement pursuant to this paragraph (b);

(c) By Falcon, if Extreme (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Falcon has notified Extreme of its intent to terminate this Agreement pursuant to this paragraph (c);

(d) By either Extreme, on the one hand, or Falcon, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Falcon or Extreme, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

10.2 Termination of Obligations. Termination of this Agreement pursuant to this Section 10 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 5.1, 11.3 and 11.11; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 10.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

11.Miscellaneous.

11.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Falcon:	Falcon Media, Ltd.
34 Grosvenor Gardens
London, SWIWODH
United Kingdom +442078084856

With a copy to:	Michael S. Krome, Esq.
8 Teak Court
Lake Grove, New York 11755

If to Extreme:
Extreme Mobile Coatings, Inc.
225 Two Oaks Drive
Nicholasville, Kentucky 40356 Attention: Charles Woodward

With a copy to:	Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
P.O. Box 195
Middletown, New Jersey 07748
Attention: Philip D. Forlenza, Esq.

If to Keystone Capital	Keystone Capital Resources, LLC
Resources, LLC:	1328 Zion Road
Belle Fonte, PA 16823
Attention: James W. Zimbler

If to Xiom Corp.:	Xiom Corp.
78 Lamar Street
West Babylon, New York
Attention: Andrew Mazzone

If to Bluegrass Power	Blue Grass Power Coatings, LLC
Coatings, LLC:	225 Two Oaks Drive
Nicholasville, Kentucky 40356
Attention: Charles Woodward
If to Michael S. Krome	Michael S. Krome, Esq.
or James Lyons:	8 Teak Court
Lake Grove, New York 11755

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

11.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

11.3 Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement. Expenses of Falcon prior to the Effective Time shall be satisfied by Falcon immediately prior to the Effective Time and Falcon shall not be liable for such expenses after the Effective Time.

11.4 Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

11.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion , and any such transfer or assignment without said consent shall be void.

11.7 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

11.9 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

11.10 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

11.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving affect to the conflict of laws provisions thereof. This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of the State of Delaware. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Delaware by virtue of a failure to perform an act required to be performed in the State of Delaware. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Delaware for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in the State of Delaware, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Delawarehas been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement to be binding and effective as of the day and year first above written.

FALCON:
FALCON MEDIA SERVICES, LTD.
By:
Name:
Title:

EXTREME:
EXTREME MOBILE COATINGS, INC.
By:
Name:
Title:

KEYSTONE CAPITAL RESOURCES, LLC

By:
Name:
Title:

XIOM CORP.

By:
Name:
Title:

BLUEGRASS MOBILE POWER COATINGS, LLC

By:
Name:
Title:

Michael S. Krome

James Lyons

The exhibits and schedules to this agreement have been omitted but shall be made available upon the request of the Securities and Exchange Commission.

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